Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-224249) pertaining to the 2016 Equity Incentive Plan of Qudian Inc., and

(2) Registration Statement (Form S-8 No. 333-249085) pertaining to the 2016 Equity Incentive Plan of Qudian Inc;

of our reports dated April 28, 2023, with respect to the consolidated financial statements of Qudian Inc. and the effectiveness of internal control over financial reporting of Qudian Inc. included in this Annual Report (Form 20-F) of Qudian Inc. for the year ended December 31, 2022.

/s/ Ernst & Young Hua Ming LLP

Shanghai, The People’s Republic of China

April 28, 2023